Exhibit 4.71

POWER OF ATTORNEY

I, Zhixiang Liang, a citizen of the People’s Republic of China (the “ PRC”) with ID No. and a shareholder holding 50% equity interests of Beijing Perusal Technology Co., Ltd. (“Beijing Perusal”), hereby irrevocably authorizes, pursuant to the Proxy Agreement dated hereof between me and Baidu, Inc., as well as by designation of Baidu, Inc., Hailong Xiang with the following powers and rights in respect of my existing and future equity holding in Beijing Perusal (“My Equity”) during the term of this Power of Attorney:

Hailong Xiang is hereby authorized as my sole and exclusive agent to exercise on my behalf all of my rights as a shareholder to vote at shareholders’ meetings of Beijing Perusal in accordance with PRC laws and the articles of Beijing Perusal, including without limitation the right to sell or transfer any or all of My Equity, and to designate and appoint the general manager of Beijing Perusal as my authorized representative at the shareholders’ meeting of Beijing Perusal.

Such authorization is premised on the condition that Hailong Xiang is an employee of Baidu, Inc. and its affiliates, and Baidu, Inc. agrees to such authorization. Once Hailong Xiang’s employment with Baidu, Inc. and its affiliates terminates, or I am notified by Baidu, Inc. to terminate such authorization, I will withdraw the authorization made hereunder immediately and designate/authorize any other person nominated by Baidu, Inc. to exercise all of my rights as a shareholder to vote at shareholders’ meetings of Beijing Perusal.

Unless otherwise expressly provided herein, this Power of Attorney is irrevocable and continues to have effect as of the date hereof as long as I holds equity interests in Beijing Perusal.

(Signature):	/s/ Zhixiang Liang

Date: March 31, 2018

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